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                                                                    Exhibit 10.2

                               October 31, 1996


Sid Harvey Industries, Inc.
605 Locust Street
Garden City, New York  11530

Attention:  Paul S. Harvey

Dear Paul:

     Pameco Corporation agrees to indemnify and hold Sid Harvey Industries, Inc. ("Sid Harvey"), its officers, directors, shareholders, employees, agents, successors and assigns (collectively with Sid Harvey, the "Indemnified Parties") harmless from and against all liabilities, losses, actions, demands, damages, costs and expenses whatsoever (including reasonable attorneys' fees), whether equitable or legal, matured or unmatured, known or unknown, direct or indirect, arising out of any action or proceeding, equitable or legal, commenced against the Indemnified Parties, or any of them, by United Refrigeration, Inc. or its affiliates, successors or assigns, in connection with the proposed sale of Sid Harvey's assets to Pameco Corporation. This indemnity is given based on the representation of Sid Harvey that (i) United Refrigeration, Inc. was not willing to enter into a definitive agreement for the sale of the assets unless it first obtained permission from its lenders and that such permission has not, to Sid Harvey's knowledge, yet been obtained; (ii) Sid Harvey has not executed a definitive agreement with United for the sale of the assets; and (iii) Sid Harvey did not agree with United that Sid Harvey would not negotiate with others with respect to the sale of assets.

     This will survive the execution and delivery of any agreement between Sid Harvey and the undersigned or the termination of negotiations in contemplation of the execution of any such agreement.

     Pameco and Sid Harvey agree not to disclose to United any of the details relating to the Purchase Price contained in the Agreement for the sale of the assets to Pameco.

                                    Very truly yours,

                                    PAMECO CORPORATION


                                    Gerald V. Gurbacki
                                    Chairman & Chief Executive Officer

ACCEPTED

SID HARVEY INDUSTRIES, INC.

By:_________________________
   Paul S. Harvey
   Title:  President